Exhibit 21

               LIST OF SUBSIDIARIES OF THE COMPANY

1.   EPT DownREIT, Inc., a Missouri corporation.

2.   EPT DownREIT II, Inc., a Missouri corporation.

3.   EPT DownREIT North Carolina, Inc., a Missouri corporation.